Texas Mineral Resources Corp. 10-K

Exhibit 10.5

The State of Texas

Austin, Texas

GROUNDWATER LEASE

STATE OF TEXAS	§

§	KNOW ALL MEN BY THESE PRESENTS:

COUNTY OF HUDSPETH	§

This Groundwater Lease (the “Lease”) is granted by virtue of the authority granted in Chapter 51, TEX. NAT. RES. CODE ANN. 31 TEX. ADMIN. CODE Chapter 13 (Land Resources), et seq., and all other applicable statutes and rules, as the same may be amended from time to time, and is subject to all applicable regulations promulgated from time to time.

ARTICLE I. PARTIES

1.01. For and in consideration of the amounts stated below and the mutual covenants and agreements set forth herein, the STATE OF TEXAS, acting by and through the Commissioner of the Texas General Land Office, on behalf of the Permanent School Fund of the State of Texas (the ” Lessor”), and Texas Rare Earth Resources Corp. (the “Lessee”) whose address is 539 West El Paso Street, Sierra Blanca, TX 79851, the right to use certain Permanent School Fund land (the “Premises”) for the purposes identified in Article V below.

ARTICLE II. PREMISES

2.01. The Premises is described or depicted on the exhibits attached hereto and collectively incorporated by reference for all purposes.

Section	Block	Survey	File No.	Acres	Countv
37, 38, 47, 48	71	PSL	155401	2,560	Hudspeth
1, 2	71	PSL	155401	1,280	Hudspeth
S/2 of 5, 6, 7	48	PSL	155401	1,600	Hudspeth
10, 11 , 12	48	PSL	155401	2,560	Hudspeth
13, 14, 15	48	PSL	155401	2,560	Hudspeth
18, 19, 20	48	PSL	155401	2,560	Hudspeth

2.02. LESSEE HAS INSPECTED THE PHYSICAL AND TOPOGRAPHIC CONDITION OF THE PREMISES AND ACCEPTS SAME “AS IS” IN ITS EXISTING PHYSICAL AND TOPOGRAPHIC CONDITION. LESSEE IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF THE LESSOR REGARDING ANY ASPECT OF THE PREMISES, BUT IS RELYING ON LESSEE’S OWN INSPECTION OF THE PREMISES. LESSOR DISCLAIMS ANY AND ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY, SUITABILITY, FITNESS FOR ANY PURPOSE, AND ANY OTHER WARRANTY WHATSOEVER NOT EXPRESSLY SET FORTH IN THIS LEASE. LESSOR FURTHER DISCLAIMS AND MAKES NO REPRESENTATIONS TO LESSEE ABOUT THE QUANTITY OR QUALITY OF GROUNDWATER THAT MIGHT BE OBTAINED FROM THE PREMISES. LESSEE WILL MAKES ITS OWN DETERMINATION OF THE USABILITY OF THE GROUNDWATER AND ITS FITNESS FOR CONSUMPTION. LESSOR AND LESSEE HEREBY AGREE AND ACKNOWLEDGE THAT THE USE OF THE TERMS “GRANT” AND/OR “CONVEY’’ IN NO WAY IMPLIES THAT THIS LEASE OR THE PREMISES ARE FREE OF LIENS, ENCUMBRANCES AND/OR PRIOR RIGHTS. LESSEE IS HEREBY PUT ON NOTICE THAT ANY PRIOR GRANT AND/OR ENCUMBRANCES MAY BE OF RECORD AND LESSEE IS ADVISED TO EXAMINE ALL RECORDS OF THE STATE AND COUNTY IN WHICH THE PREMISES IS LOCATED. THE TERMS OF THIS SECTION SHALL SURVIVE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE.

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ARTICLE III. GRANTING CLAUSE

3.01.       Lessor hereby grants, leases and lets to Lessee this Lease, for the sole and only purpose of exploring, evaluating, drilling for, producing, developing and extracting groundwater from the Premises. This Lease covers only groundwater under or produced, developed, or extracted from the Premises and Lessee shall not be entitled to, and Lessor retains and reserves, any oil, gas, other minerals and geothermal resources that may be produced from the Premises.

3.02.       This Lease is subject to all existing and future oil, gas, and mineral leases, all existing surface leases, easements and rights of way covering or affecting the Premises, and all future surface leases, easements and rights of way covering or affecting the Premises to the extent the estates and interests created thereby are not inconsistent with the rights herein granted. Lessee agrees that it shall not be inconsistent with its rights under this Lease for Lessor: (a) to allow its oil, gas or mineral lessees to use water produced on the Premises to the extent necessary for the lessee’s oil, gas or mineral operations; or (b) to allow its surface lessees to use waters produced on the Premises to the extent necessary for watering lessee’s permitted livestock and/or wildlife. Lessor reserves the right and privilege to execute and deliver oil, gas, and mineral leases, surface leases, easements, licenses and rights-of-way covering all or any part of the Premises. Lessor agrees to provide Lessee with copies of all such leases, easements, licenses and rights-of-way entered into after the Effective Date (defined in Section 4.01) of this Lease. Lessee agrees to conduct its operations hereunder in such a manner as not to unduly interfere with any third party having a lease, permit, easement, or any other right or interest in the Premises, and shall allow any lessee, permit holder, licensee or other agent, assignee or representative of Lessor the right of ingress and egress over, across and through, and the use of the Premises for any and all purposes authorized by the Lessor.

ARTICLE IV. TERM

4.01       This Lease shall commence on August 1, 2014 (the “Effective Date”) and shall remain in effect until the termination of Mining Lease M-113117, which is currently held by Lessee, unless earlier terminated as provided herein. Upon the termination of Mining Lease M-113117, this Lease shall automatically terminate without any further action required of Lessor and all rights hereunder will revert to Lessor.

ARTICLE V. USE OF THE PREMISES

5.01       Lessee may use the Premises solely for the purpose of exploring, evaluating, drilling for, producing, developing and extracting groundwater from the Premises for industrial and potable water use in connection with Lessee’s mining project (including, without limitation, mineral processing and metal extraction/processing), for agricultural/wildlife related uses associated with Lessee’s contiguous leased or owned properties, and for no other purpose. Lessee shall have the right to pump 2,000 gallons per minute (“gpm”) at the beginning of production with the opportunity to increase production up to a maximum of 4,800 gpm. Lessee is prohibited from reselling any groundwater produced under this Lease without advance GLO approval. Lessee is further specifically prohibited from modifying the Premises in any manner not authorized herein, and from using, or allowing the use by agents, employees or invitees of the Premises for any other purpose.

5.02       Lessee shall conduct all operations in such a manner as to cause minimum possible surface damages. Lessee shall have the right of ingress and egress and right of way to any point of Lessee’s operations on the Premises, for the purpose of exploring, evaluating, drilling for, producing, developing and extracting groundwater from the Premises, provided, however, that such right of way shall result in the least injury to the occupant of the surface or the holder of any existing or future oil, gas or mineral lease or easement. Lessee shall have the right, from time to time, to lay, maintain, operate, repair and replace such pipelines, pumping facilities, tanks, and power lines as may be necessary to produce water on the Premises, subject to all other provisions of this Lease. Lessee may use only so much of the surface of the Premises as is reasonably necessary for the exploration, evaluation, drilling, production, development and extraction of groundwater as permitted herein.

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5.03.       Lessee shall, at Lessee’s sole expense, (i) construct and maintain such fences, barricades, and other restrictive devices as necessary to adequately protect persons or livestock from injury or as Lessor may reasonably request, and comply in all respects with all enclosure requirements of the Texas commission on Environmental Quality or any successor agency, or any other governmental entity having jurisdiction; and (ii) fill and level all pits, trenches, and other excavations whenever same are abandoned or the use thereof is discontinued.

5.04.    In conducting its operations under this Lease, Lessee shall conduct all work and operations in a businesslike manner consistent with good and economical practices and with due regard for good land management, damage prevention, and environmental protection. Lessee shall not commit waste and shall keep all improvements and Lessee’s operations in reasonably neat condition. In conducting its operations under this Lease, Lessee shall use very reasonable means to prevent damage to or contamination of any water-bearing strata and to prevent waste or loss of water from any water-bearing strata.

5.05       Lessee may not maintain any nuisances or public hazards on the Premises, and shall be under a duty to abate or remove any activity or property constituting or contributing to a hazard or nuisance that was caused by Lessee, Lessee’s agents, employees, invitees, or guests. Lessee shall observe, perform, and comply with all laws, statutes, ordinances, rules, and regulations promulgated by any governmental agency or district and applicable to Lessee’s use of the Premises. Lessee shall not occupy or use the Premises or permit its agents, employees, invitees, or guests to occupy or use the Premises for any use or purpose which is unlawful, in part or in whole, or deemed by Lessor to be disreputable in any manner.

5.06       In conducting its operations under this Lease, Lessee shall take all reasonable precautions to suppress and prevent the uncontrolled spread of fire and shall not purposely attempt to burn any part of the Premises without prior approval of Lessor.

5.07       In conducting its operations under this Lease, Lessee shall use the highest degree of care and all reasonable safeguards to prevent contamination or pollution of any environmental medium, including soil, surface waters, groundwater, sediments, and surface or subsurface strata, ambient air, or any other environmental medium, by any waste, pollutant, or contaminant. Without Lessor’s prior consent, Lessee shall not engage in any activity that is extra hazardous or presents an unreasonable risk of environmental pollution. Lessee shall use all reasonable efforts to contain any actual or potential release of any water, contaminant, or pollutant to the environment caused by Lessee, Lessee’s agents, employees, invitees, or guests, and to recapture any such escaped waste, contaminant, or pollutant. In the event of contamination or pollution of any environmental medium resulting from Lessee’s operations hereunder or any other act or omission of Lessee, Lessee’s agents, employees, invitees, or guests, Lessee shall, at Lessee’s sole expense, conduct all soils or surface or groundwater investigations, studies, sampling, and testing and undertake and complete all remedial, removal, restoration, and other actions necessary, in the reasonable opinion of Lessor and/or as required by any other state or federal agency, to contain, clean up, and/or remove all such contamination or pollution. In conducting its operations on the Premises, Lessee will at all times conform to all environmental regulations of county, state, and federal agencies having jurisdiction over the Premises or Lessee’s operations thereon. The provisions of this Section shall survive the termination or the unauthorized assignment of this Lease.

ARTICLE VI. CONSIDERATION

6.01.       Execution Payment. Upon execution of this Lease, Lessee shall pay, as consideration for the use of the Premises, a one-time Execution Payment of Five Thousand Dollars and NO /100 ($5,000.00), which shall be credited toward the first Production Payment.

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6.02.	Production Payments.

a.	If Lessee has not commenced production of water from the Premises by the first anniversary of the Effective Date, Lessee shall make a minimum Production Payment to Lessor of Five Thousand Dollars and NO/100 ($5,000.00). Lessee shall continue to make this minimum Production Payment in a similar way and for like amount tendered annually, if Lessee has not commenced production of water from the Premises on the second, third and fourth anniversaries of the Effective Date. Once Lessee commences production of water from the Premises, minimum Production Payments pursuant to this subsection shall no longer be required and instead, Lessee shall be obligated to make Production Payments pursuant to subsection (b) below.

b.	On the anniversary of the Effective Date that immediately follows Lessee’s commencement of production of water from the Premises, Lessee shall make a Production Payment to Lessor equal to the greater of (i) One Thousand Six Hundred Sixty-Six and 67/100 Dollars ($ 1,666.67) multiplied times the number of months of production of water during the immediately preceding 12-month period ending sixty (60) days before the Production Payment is due, or (ii) ninety -five cents ($0.95) per one thousand (1,000) gallons of the gross volume of water produced from the Premises covered by this Lease during the immediately preceding 12-month period ending sixty (60) days before the Production Payment is due. On each anniversary of the Effective Date thereafter annually during the remaining term of the Lease, Lessee shall make a Production Payment to Lessor equal to the greater of (i) Twenty Thousand Dollars and NO/100 ($20,000.00) or (ii) ninety-five cents ($0.95) per one thousand (1,000) gallons of the gross volume of water produced from the Premises covered by this Lease during the immediately preceding 12-month period ending sixty (60) days before the Production Payment is due. The Production Payment rate under this subsection shall be increased by ten percent (10%) at five (5) year intervals, with the first Production Payment rate increase occurring on the five (5) year anniversary of the first Production Payment, with further increases occurring at each 5-year interval thereafter.

b.	Lessee shall submit with each Production Payment a report specifying all water produced from the Premises during the previous year. Said annual report shall consist of a statement showing the gross amount of water produced from the Premises during the previous year, all meter readings, other memoranda necessary to show the correct amount of water produced from the Premises and any other supporting data or documents that may be reasonably requested by Lessor. All such reports and documents are to be in a form approved by and acceptable to Lessor.

6.03       Delay Rentals. If no production from a groundwater supply well is commenced by Lessee on the Premises within five (5) years of the Effective Date of the Lease, the Lease shall terminate automatically and all rights hereunder will revert to Lessor, unless on or before such date Lessee pays to Lessor the sum of Five Thousand Dollars and NO / 100 ($5,000.00) (the “Delay Rentals”), which shall cover the privilege of deferring commencement of water production operations for a period of one (1) year from said date. In a similar way and upon like payments tendered annually by Lessee, the commencement of production from a ground water supply well may be further deferred for four additional one (1) year delay rental periods extending for no more than ten (l0) years from the Effective Date of the Lease.

6.04       Cessation of Production. Lessee shall continuously operate ground water supply wells on the Premises during the production phase of the Lease. The Lease shall terminate automatically if the Lessee is not continuously operating groundwater supply wells on the Premises, unless Lesee pays Lessor an annual Product ion Payment (as defined in Section 6.02) and, if applicable, an annual Delay Rental (as defined in Section 6.03). Lessee shall give written notice to Lessor within thirty (30) days of any cessation of production.

6.05       Water Meters. Lessee shall install a water meter or meters at sufficient locations to accurately measure the gross volume of water produced from the Premises, prior to treatment or otherwise making the water ready for sale or use. Following the completion of construct ion of any groundwater production well, Lessee shall submit regular annual reports specifying all water produced from the Premises, including all meter readings, during the preceding year. Such report shall be in a form approved by and acceptable to Lessor. Copies of the original calibration certificate for each meter installed by Lessee shall be provided to Lessor following installation. Upon Lessor’s request at any reasonable time (but not to exceed once annually so long as meters appear to be functioning correctly), Lessee shall, at Lessee’s sole expense, have any water meter in operation hereunder calibrated by a reputable meter calibration firm. Lessee shall provide reasonable written notice to Lessor prior to having meters calibrated so that Lessor may witness such calibration. Lessor shall have the right, at Lessor’s expense, to install its own water meter(s) at any and each well head operated by Lessee for the purpose of verifying the amount of groundwater produced from the Premises.

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ARTICLE VII. WELLS

7.01       Investigation and Well Drilling. During the investigation phase of the Lease, Lessee shall have access to the Premises to conduct, at Lessee’s sole cost and expense, feasibility studies, surveys, testing, and well borings to determine the potential for the aquifer(s) to supply water to Lessee ’ mining project. This grant of access shall constitute a lease and not an easement. Testing shall include pumping tests, water level measurements, and analysis for selected water quality constituents. All final reports, including test data, will be shared with GLO. Lessor approves the construction and operation of water wells on the Premises as follows:

a.	Lessee shall be permitted to use existing and /or ins tall and operate pumps to perform tests on existing wells 48-45-602 and 48-45-603, as well as any other existing wells with in the Premises. Lessee shall notify Lessor at least ten (10) days in advance of planned testing on existing wells, including the latitudinal and longitudinal coordinates for the wells to be tested. Lessor agrees to provide Lessee access to any existing records , data and reports associated with the wells identified in the paragraph.

b.	Lessee shall also be permitted to install and operate new test holes, and construct and test new constructed wells. Lessee will notify Lessor at least ten (10) days in advance of all new test hole and well installation. Such notice shall include the latitudinal and longitudinal coordinates of the new hole or well, the proposed depth and the approximate date on which drilling operations will be commenced. Lessor shall have ten (10) days from receipt of said notice to issue Lessee a notice to proceed or reject Lessee’s proposed drill request. Lessee’s proposed drill request shall be considered approved if Lessor fails to approve or disapprove said request within ten (10) days of receipt of notice from Lessee under this section. Drill pads fortet wells will be approximately I00 x 100 feet. Test wells will be 8 inches in diameter and approximately 1,500 feet deep, or deeper with prior approval of GLO.

7.02       Well Information. For all water well(s) under this Lease, Lessee shall, upon request by Lessor at any time during the term of this Lease, provide to Lessor (i) a sample log or driller’s log for the well, designating the producing interval and all water-bearing zones; ( ii) a report showing the producing capacity of such well; (iii) a chemical analysis of a sample of the water produced from such well, performed by an independent water laboratory; (iv) a cross-sectional drawing of the well showing total depth, casing and pump settings, gravel pack interval, cement, geologic formations, static and pumping water levels, and all other available downhole information; (v) a map or plat of the Premises showing the location and GPS values of the well, tank s, water meters, roads, and structures and operational facilities; and (vi) any other well data or information requested by Lessor related to Lessee’s water production from the Premises .

7.03       Plugging. Each well installed by Lessee under this Lease must be plugged or properly closed with in ninety (90) days after termination or ex pi ration of this Lease or earlier if necessary in order to prevent pollution or to meet environmental or other requirements hereunder, except that no plugging shall occur without first requesting per miss ion in writing from Lessor and obtaining written approval to plug from Lessor. So long as Lessee has requested Lessor’s approval to plug the wells within 60 days after termination or expiration of this Lease or within 30 days of Lessee’s knowledge of the need to plug or close a well in order to prevent pollution or to meet environmental or other requirements, Lessee’s deadline to plug or properly close the wells shall be changed to 60 days after receipt of Lessor’s approval. If Lessor refuses to approve plugging, Lessee agrees to be responsible for the plugging of the well until a new operator of the well has been approved by Lessor. Lessee also agrees to comply with all rules and regulations of TCEQ, or other governmental authority with jurisdiction over unplugged and/or open water wells.

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7.04       Access. Lessor, or Lessor’s authorized representative, may enter upon the Premises and shall have access to Lessee’s wells, water meters and operations sites at all times.

ARTICLE VIII. ASSIGNMENTS AND ENCUMBRANCES

8.01 Lessee shall not assign the rights granted herein, in whole or part, to any third party for any purpose without the prior written consent of Lessor, which shall not be unreasonably withheld. Upon the authorized assignment of this Lease and the assumption of the obligations under this Lease by the assignee of this Lease, the assignor of this Lease shall thereupon be released and discharged from all covenants and obligations accruing from and after the date of the assignment. Any unauthorized assignments hall be void and of no effect and such unauthorized assignment shall not relieve Lessee of any liability for any obligation, covenant, or condition of this Lease. THIS PROVISION AND THE PROHIBITION AGAINST ASSIGNMENT CONTAINED HEREIN SHALL SURVIVE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE. For purposes of this Lease, an assignment is any transfer, including by operation of law, to another of all or part of rights herein granted.

8.02       Lessee shall not mortgage, hypothecate, encumber, or grant any deed of trust or security interest that encumbers the Premises or the interests created by this Lease. Further, Lessee may not collaterally assign any rent or other income generated from Lessee’s use of the Premises, except that this Section 8.02 shall impose no limits whatsoever on Lessee’s rights to collaterally assign any rent or other income generated from Lessee’s mining operations.

8.03       Lessee shall not permit any mechanic’s or materialman’s lien or liens to be placed on the Premises during the term of this Lease caused by or resulting from any work performed, materials furnished, or obligation incurred by or at the request of Lessee. In the case of the filing of any such lien, Lessee will promptly pay, bond off, or obtain the release of same to the satisfaction of Lessor. If Lessee’s failure to comply with the provisions of this section shall continue for a period of twenty (20) days, Lessor shall have the right, at Lessor’s option, of paying the same or any portion thereof without inquiry as to the validity thereof, and any amounts so paid, including expenses and interest, shall be repaid by Lessee to Lessor immediately upon demand.

ARTICLE IX. PROTECTION OF NATURAL and HISTORICAL RESOURCES

9.01.       LESSEE IS EXPRESSLY PLACED ON NOTICE OF THE NATIONAL HISTORICAL PRESERVATION ACT OF 1966 (16 USC § 470, ET SEQ.) AND THE TEXAS A TIQUITIES CODE (TEX. NAT. RES. CODE CH. 191), AS THE SAME MAY BE AMENDED FROM TIME TO TIME. IN THE EVENT THAT ANY SITE, OBJECT, LOCATION, ARTIFACT OR OTHER FEATURE OF ARCHEOLOGICAL, SCIENTIFIC, EDUCATIONAL, CULTURAL OR HISTORIC INTEREST IS ENCOUNTERED DURING ANY ACTIVITY ON THE PREMISES, LESSEE SHALL IMMEDIATELY CEASE SUCH ACTIVITIES AND SHALL IMMEDIATELY NOTIFY LESSOR AND THE TEXAS HISTORICAL COMMISSION, P.O. BOX 12276, AUSTIN, TEXAS 78711, SO THAT ADEQUATE MEASURES MAY BE UNDERTAKEN TO PROTECT OR RECOVER SUCH DISCOVERIES OR FINDINGS, AS APPROPRIATE.

ARTICLE X. INDEMNITY AND INSURANCE

10.01.     LESSEE SHALL BE FULLY LIABLE AND RESPONSIBLE FOR ANY DAMAGE, OF ANY NATURE, ARISING OR RESULTNG FROM ITS OWN ACTS OR OMISSIONS RELATED TO ITS EXERCISE OF THE RIGHTS GRANTED HEREIN. LESSEE AGREES TO AND SHALL INDEMNIFY AND HOLD LESSOR, LESSOR’S OFFICERS, AGENTS, AND EMPLOYEES, HARMLESS FROM AND AGAINST CLAIMS, SUIT, COSTS, LIABILITY OR DAMAGES OF ANY KIND, INCLUDING STRICT LIABILITY CLAIMS, WITHOUT LIMIT AND WITHOUT REGA RD TO CA SE OF THE DAMAGES OR THE NEGLIGENCE OF ANY PARTY, EXCEPT FOR THE CONSEQUENCES OF THE NEGLIGENT ACTS OR WILLFUL MISCONDUCT OF LESSOR, LESSOR’S OFFICERS, AGENTS, EMPLOYEES, OR INVITEES, ARISING DIRECTLY OR INDIRECTLY FROM LESSEE’S USE OF THE PREMISES (OR ANY ADJACENT OR CONTIGUOUS PERMANENT SCHOOL FUND LAND) OR FROM ANY BREACH BY LESSEE OF THE TERMS CONTAINED HEREIN. THE PROVISIONS OF THIS SECTION SHALL SURVIVE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE.

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10.02.      Lessee shall obtain and maintain at all time during this Lease commercial general liability insurance coverage in a minimum amount of One Million and No/100 Dollars ($1,000,000.00), which policy shall insure against bodily injury, death and property damage and shall include (i) coverage for the Premises and operations and (ii) contractual liability coverage insuring the obligations of Lessee hereunder, including, without limitation, the indemnity obligations of Lessee. The liability insurance policy shall name Lessor as an additional insured, shall be non-cancelable on less than thirty (30) days prior written notice to Lessor and shall include a waiver of subrogation endorsement in a form acceptable to Lessor. Lessee shall furnish Lessor with a certificate of insurance evidencing the foregoing coverage prior to entry onto the Premises.

ART1CLE XI. TAXES

11.01.      Lessor is exempt from taxation. If any taxes are levied on Lessee’s interest under this Lease, or if any other taxes or assessments are appropriately levied against the Premises, Lessee hall pay such taxes and assessment not less than five (5) days prior to the date of delinquency thereof directly to the taxing authority. Lessee may in good faith and at its sole cost contest any such taxes or assessment, and shall be obligated to pay the contested amount only if and when finally determined to be owed. LESSEE AGREES TO AND SHALL PROTECT AND HOLD THE LESSOR HARMLESS FROM LIABILITY FOR ANY AND ALL TAXES, CHARGES, AND ASSESSMENTS LEVIED AGAINST THE PREMISES OR LESSEE’S INTEREST UNDER THIS LEASE, TOGETHER WITH ANY PENALTIES AND INTEREST THERETO, AND FROM ANY SALE OR OTHER PROCEEDING TO ENFORCE PAYMENT THEREOF.

ARTICLE XII. DEFAULT, TERMINATION AND EXPIRATION

12.01       Early Termination. If Lessee determines the ground water supply is not suitable for Lessee’s mining project, Lessee shall have the right to terminate the Lease by sending written notice of such termination to Lessor in accordance with Article XIV of this Lease. Upon ending of such written notice, this Lease shall automatically terminate and all rights granted herein to Lessee shall revert to Lessor. Such termination shall not prejudice the rights of Lessor to collect any money due or to seek recovery on any claim arising hereunder.

12.02       Lessor and Lessee agree and acknowledge that it shall be an event of default if Lessee or Lessee’s employees, guests, or invitees engage in any use of the Premises not authorized by this Lease, Lessee fails to pay any money due hereunder, or breaches any other term or condition of this Lease. Lessee shall have thirty (30) days following written notice from Lessor specifying the default or breach of this Lease to cure this default or breach, except that Lessee shall be allowed additional time as is reasonably necessary to cure any non-monetary default or breach so long as Lessee (i) commences to cure the failure within the thirty (30) day period following Lessor’s written notice, and (2) diligently pursues the course of action that will cure the failure and bring Lessee back into compliance with this Lease. If Lessee fails to cure all defaults or breaches within the notice and time period to cure set forth in this Section, Lessor shall have the right, at its option and its sole discretion, to terminate this Lease and all rights inuring to Lessee herein by ending written notice of such termination to Lessee in accordance with Article XIV of this Lease. Upon ending of such written notice, this Lease shall automatically terminate and all rights granted herein to Lessee shall revert to Lessor. Such termination shall not prejudice the rights of Lessor to collect any money due or to seek recovery on any claim arising hereunder.

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12.03       Upon expiration or earlier termination of this Lease, Lessee shall restore the Premises to its original topographical condition that existed as of the Effective Date, to the extent the topographical condition has been altered by Lessee or on behalf of Lessee. Lessor may also require that Lessee remove all related infrastructure improvements placed or constructed on the Premises by or on behalf of Lessee from the Premises, or Lessee may elect to take possession of such infra structure improvements. THE TERMS OF THIS SECTION SHALL SURVIVE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE.

12.04.       Lessor and Lessee agree that, in the event Lessee fails to restore the Premises as required by Section 12.03 or remove its personal property or improvement within the time specified in a notice provided pursuant to Section 12.02 above, then Lessor may, at its sole option, remove and dispose of such property ( with no obligation to sell or otherwise maintain such property in accordance with the Uniform Commercial Code), at Lessee’s sole cost and expense, or Lessor may elect to own such property by written notice of such election provided pursuant to Section 12.02 above. If Lessor elects to remove Lessee’s property and dispose of it pursuant to this Section, then in such an event Lessee shall be obligated to reimburse Lessor for the reasonable costs of such removal and disposal within ten (10) days of Lessor’s demand for reimbursement. THE TERMS OF THIS SECTION SHALL SURVIVE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE.

12.05.      The Premises are subject to sale or trade. Lessor and Lessee acknowledge that Lessor may permit entry by prospective or actual buyers. In the event Lessor enters into an agreement to sell or trade the Premises to a third party, Lessor agrees that the Premises shall be sold subject to this Lease and Lessor shall assign this Lease to the buyer and the buyer shall assume the obligations under this Lease.

12.06.       Lessor reserves the right to remove from this Lease any portion of the Premises as Lessor may reasonably determine necessary for purposes other than those described herein, so long as such removal does not interfere with Lessee’s use or intended use of the Premises. Prior to removing any property from the Premises, Lessor will give Lessee at least thirty (30) days prior written notice of its intent to remove property, which notice will describe in detail the property intended to be removed. Lessee must raise any objections it has to Lessor’s removal, as outline in Lessor’s notice, within thirty (30) days of Lessee’s receipt of Lessor’s notice, in which event, Lessor and Lessee agree to reasonably cooperate with one another to ensure that Lessor’s removal will not interfere with Lessee’s use or intended use of the Premises. Lessee’s rights under this Lease to that portion of the Premises so removed shall be considered terminated and the Lease shall be amended to reflect the remaining portion of the Premises. Lessor acknowledges that Lessee may later seek to restore rights to the portion of the Premises so removed and agrees to reasonably cooperate with Lessee to restore such rights as needed for the project.

12.07.       In the event of a condemnation proceeding that affects all or part of the Premises, Lessor will have the exclusive authority to negotiate with the condemning authority. In the event of a total condemnation, this Lease shall terminate. In the event of a partial condemnation, Lessor may elect to continue or to terminate this Lease, but, if Lessor elects to continue the Lease, the Consideration shall be proportionately reduced. All condemnation proceeds, except for those allocated to improvements or personal property belonging to Lessee, shall be the property of Lessor and shall be payable to Lessor.

12.08.       If Lessee files a petition for bankruptcy or becomes the subject of an involuntary bankruptcy or other similar proceeding under the federal bankruptcy laws, this Lease shall automatically terminate upon such filing without necessity of notice.

ARTICLE XIII. HOLD OVER

13.01.       If Lessee holds over and continues in possession of the Premises after expiration of this Lease or the earlier termination of Lessee’s rights under this Lease, Lessee shall be deemed to be occupying the Premises on the basis of a month-to-month tenancy subject to all of the terms and conditions of this Lease, except that as liquidated damages by reason of such holding over, the amounts payable by Lessee under this Lease shall be increased such that the Consideration payable under Article VI of this Lease and any other sums payable hereunder shall be one hundred twenty-five percent (125%) of the amount payable to Lessor by Lessee for the applicable period immediately preceding the first day of the holdover period. Lessee acknowledge that in the event it holds over, Lessor’s actual damages will be difficult, if not impossible, to ascertain, and the liquidated damages herein agreed to be paid are reasonable in amount and are payable in lieu of actual damages and are not a penalty. Lessee further acknowledges that acceptance of hold over Consideration does not imply Lessor’s consent to hold over.

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13.02.      The tenancy from month-to-month described in Section 13.01 of this Lease may be terminated by either party upon thirty (30) days written notice to the other.

13.03       The Consideration due after notice of termination has been given is to be calculated according to Section 13.01 hereinabove on a pro rata basis. If, upon notice of termination by Lessor, Lessee pays Consideration in excess of the amount due and payable and Lessor accepts such payment, the acceptance of such payment will not operate as a waiver by Lessor of the notice of termination unless such waiver is in writing and signed by Lessor. Any such excess amounts paid by Lessee and accepted by Lessor shall be promptly refunded by Lessor after deducting therefrom any amounts owed to Lessor.

ARTICLE XIV. NOTICE

14.01. Any notice which may or shall be given under the terms of this Leases hall be in writing and shall be either delivered by hand, by facsimile, or sent by United States first class mail, adequate postage prepaid, as follows:

If for Lessor:

Texas General Land Office

Deputy Commissioner, Professional Services

1700 North Congress Avenue

Austin, Texas 78701-1495

FAX : (512) 463-5304

If for Lessee:

Texas Rare Earth Resources Corp.

P.O. Box 539

539 West El Paso Street

Sierra Blanca, TX 79851

Attention: Dan Gorski

Telephone: (361) 790-5831

With a copy to:

Texas Rare Earth Resources Corp.

1211 St. Vrain

No. 27

El Paso, Texas 79902

Attention: Laura Lynch

And:

Guida, Slavich & Flores, P.C.

750 N. St. Paul Street, Suite 200

Dallas, Texas 75201

Attention: Sally A. Longroy

Telephone: (214) 692-5409

Fax: (214) 692-6610

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Any party’s address may be changed from time to time by such party by giving notice as provided above, except that the Premises may not be used by Lessee as the sole notice address. No change of address of either party shall be binding on the other party until notice of such change of address is given as herein provided.

14.02.      For purposes of the calculation of various time periods referred to in this Lease, notice delivered by hand shall be deemed received when delivered to the place for giving notice to a party referred to above. Notice mailed in the manner provide d above shall be deemed completed upon the earlier to occur of (i) actual receipt as indicated on the signed return receipt , or (ii) three (3) business days (excluding federal holidays) after posting as here in provided.

ARTICLE XV. INFORMATIONAL REQUIREMENTS

15.01       Lessee shall promptly provide written notice to Lessor of any change in Lessee’s name, address, corporate structure, legal status or any other information relevant to this Lease. Lessee shall provide to Lessor any other information reasonably requested by Lessor in writing within fifteen (15) days following such request or such other time period approved by Lessor (such approval not to be unreasonably withheld ).

ARTICLE X. MISCELLANEOUS PROVISIONS

15.02       With respect to terminology in this Lease, each number (singular or plural) shall include all numbers, and each gender (male, female or neuter) shall include all genders. If any provision of this Lease shall ever be held to be in valid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of the Lease, but such other provisions shall continue in full force and effect.

15.03.      The titles of the Articles in this Lease shall have no effect and shall neither limit nor amplify the provisions of the Lease itself. This Lease shall be binding upon and shall accrue to the benefit of Lessor, its successors and assigns, and Lessee, Lessee’s successors and assigns (or heirs, executor, administrators and assigns, as the case may be); however, this clause does not constitute a consent by Lessor to any assignment by Lessee.

15.04.      Neither acceptance of Consideration (or any portion thereof) or any other sums payable by Lessee hereunder (or any portion thereof) to Lessor nor failure by Lessor to complain of any action, non-action or default of Lessee shall constitute a waiver as to any breach of any covenant or condition of Lessee contained herein nor a waiver of any of Lessor’s rights hereunder. Waiver by Lessor of any right for any default of Lessee shall not constitute a waiver of any right for either a prior or subsequent default of the same obligation or for any prior or subsequent default of any other obligation. No right or remedy of Lessor here under or covenant, duty or obligation of Lessee hereunder shall be deemed waived by Lessor unless such waiver be in writing, signed by a duly authorized representative of Lessor. Nothing herein shall constitute a waiver of Lessor’s sovereign immunity.

15.05.      No provision of this Lease shall be construed in such a way as to constitute Lessor and Lessee joint ventures or partners or to make Lessee the agent of Lessor or make Lessor liable for the debts of Lessee.

15.06.      In all instances where Lessee is required hereunder to pay any sum or do any act at a particular indicated time or within an indicated period, it is understood that time is of the essence.

15.07.      Under no circumstances whatsoever shall Lessor or Lessee ever be liable hereunder for consequential damages or special damages. The terms of this Lease shall only be binding on Lessor during the period of its ownership of the Premises, and in the event of the transfer of such ownership interest, Lessor shall thereupon be released and discharged from all covenants and obligations thereafter accruing, but such covenants and obligations shall be binding during the Lease term upon each new owner for the duration of such owner’s ownership.

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15.08.      All monetary obligations of Lessor and Lessee (including, without limitation, any monetary obligation for damages for any breach of the respective covenants, duties or obligation of either party hereunder) are performable exclusively in Austin, Travis County, Texas. This Lease shall be construed and interpreted in accordance with the laws of the State of Texas.

15.09.      Lessee’s obligations to pay Consideration and to perform Lessee’s other covenants and duties under this Lease constitute independent, unconditional obligations. Lessee waives and relinquishes all rights which Lessee might have to claim any nature of lien against Lessor and the Premises, or withhold or deduct from or offset against any Consideration or other sums provided hereunder to be paid to Lessor by Lessee. Lessee waives and relinquishes any right to assert, either as a claim or as a defense, that Lessor is bound to perform or is liable for the nonperformance of any implied covenant or implied duty of the Lessor not expressly set forth in this Lease. Lessor waives and relinquishes any right to assert, either as a claim or as a defense, that Lessee is bound to perform or is liable for the nonperformance of any implied covenant or implied duty of the Lessee not expressly set forth in this Lease.

15.10       This Lease, including any exhibits to the same, constitutes the entire agreement between Lessor and Lessee, no prior or contemporaneous written or oral promises or representations shall be binding. Every term and provision of this Lease is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Lease.

ARTICLE XVI. FILING

16.01.      Lessee shall, at its sole cost and expense, record a Memorandum of Lease in the Official Public Records of the county or counties in which the Premises are located and provide a file marked copy of same to Lessor within sixty (60) days after this Lease is executed by all parties.

ARTICLE XVI. ENTIRE AGREEMENT

16.01.     This Lease, including any exhibits to the same, constitutes the entire agreement between Lessor and Lessee, no prior or contemporaneous written or oral promises or representations shall be binding. The sub mission of this Lease for examination by Lessee or Lessor and/or execution thereof by the Lessee or Lessor does not constitute a reservation of or option for the Premises and this Lease shall become effective only upon execution by all parties hereto and delivery of a fully executed counterpart thereof by Lessor to the Lessee. This Lease shall not be amended, changed or extended except by written instrument signed by both parties thereto.

IN TESTIMONY WHEREOF, witness my hand and the Seal of Office.

LESSOR:

THE STATE OF TEXAS

By:	/s/ Jerry E. Patterson
JERRY E. PATTERSON Commissioner, General Land Office

Date:	9/18/2014

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APPROVED:

Contents:
Legal:
Deputy:
Executive:

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LESSEE:

TEXAS RARE EARTH RESOURCES CORP.

By:	/s/ Dan Gorski
Dan Gorski, its President

Date:	9 September 2014

ACKNOWLEDGMENT OF LESSEE

STATE OF TEXAS	§

§

COUNTY OF ARANSAS	§

This instrument was acknowledged before me on the 8th day of September, 2014, by Dan Gorski, President of Texas Rare Earth Resources Corp., on behalf of said corporation.

/s/ Gloria H. Vela

Notary Public, State of Texas

My commission expires: 7/31/2016

Information collected by electronic mail and by web form is subject to the Public Information Act, Chapter 552, Government Code.

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